Exhibit E(i)

                         Form of Distribution Agreement

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                             DISTRIBUTION AGREEMENT

      THIS AGREEMENT made as of February 28, 2007 between COMMONWEALTH INTERNATIONAL SERIES TRUST (the "Trust"), having an office at 5847 San Felipe #850, Houston, Texas 77057, and BISYS Fund Services Limited Partnership ("Distributor"), having an office at 100 Summer Street, Boston, Massachusetts 02110.

      WHEREAS, the Trust is an open-end management investment company, organized as a Massachusetts Business Trust, and registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, it is intended that Distributor act as the distributor of the shares of beneficial interest ("Shares") of each series of the Trust, as listed on Schedule A, and such series as are hereafter created (all of the foregoing series individually referred to herein as a "Fund" and collectively as the "Funds" or the "Trust").").

      NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1. Services as Distributor.

      1.1 Distributor will act as agent of Trust on behalf of each Fund for the distribution of the Shares covered by the registration statement of Trust then in effect under the Securities Act of 1933, as amended (the "Securities Act") and the 1940 Act. As used in this Agreement, the term "registration statement" shall mean the registration statement of the Trust and any amendments thereto, then in effect, including Parts A (the Prospectus), B (the Statement of Additional Information) and C of each registration statement, as filed on Form N-1A, or any successor thereto, with the Commission, together with any


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amendments thereto. The term "Prospectus" shall mean the then-current form of
Prospectus and Statement of Additional Information used by the Funds, in accordance with the rules of the Commission, for delivery to shareholders and prospective shareholders after the effective dates of the above-referenced registration statements, together with any amendments and supplements thereto. The Trust will notify Distributor in advance of any proposed changes to Schedule A to this Agreement.

      1.2 Consistent with the understanding between the Funds and the Distributor, Distributor shall exercise its best efforts to sell and solicit orders for the sale of the Shares and shall undertake such advertising and promotion as is reasonable in connection with such solicitation. All advertising and sales literature shall be prepared in conformity with the requirements of applicable law and regulations and shall be subject to review and approval by the Trust. The Trust understands that Distributor is now and may in the future be the distributor of the shares of many other investment companies or series, including investment companies having investment objectives similar to those of the Trust. The Trust further understands that shareholders and potential shareholders in the Trust may invest in shares of such other investment companies. The Trust agrees that Distributor's obligations to other investment companies shall not be deemed in conflict with its obligations to the Trust under this Section 1.2.


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      1.3 Consistent with the understanding between the Funds and the
Distributor, and subject to the last sentence of this Section 1.3, Distributor may engage in such activities as both parties deem appropriate or is required by applicable law in connection with the promotion and sale of the Shares, including without limitation entering into dealer agreements and other selling agreements with broker-dealers and other intermediaries; advertising; compensation of underwriters, dealers and sales personnel; the printing and mailing of Prospectuses to prospective shareholders other than current shareholders; and the printing and mailing of sales literature. Distributor shall have no obligation to make any payments to any broker/dealer, whether as financing of commissions, sales concessions or similar payments; finder's fees; compensation; or otherwise, unless: (i) Distributor has received a corresponding payment from the applicable Fund's Distribution Plan (as defined in Section 2 of this Agreement), the Fund's investment adviser (the "Adviser") or from another source as may be permitted by applicable law, and (ii) such corresponding payment has been approved by the Trust's Board of Trustees (the "Board").

      1.4 In its capacity as distributor of the Shares, all activities of the Distributor and its partners, agents, and employees shall comply with all applicable laws, rules and regulations, including, without limitation, the 1940 Act, all applicable rules and regulations promulgated by the Commission thereunder, and all applicable rules and regulations adopted by any securities association registered under the Securities Exchange Act of 1934 and all applicable state securities laws. Distributor shall cooperate fully with the Trust to enable the Trust to comply with all such applicable laws, rules and regulations and, in particular, shall cause all intermediaries to execute agreements with the Trust to enable the Trust to comply with the provisions of Rule 22c-1, including the provision of information necessary to block frequent trading activity and to assure collection of the redemption fee program applicable to frequent traders, as adopted by the Trust.


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      1.5 Whenever in their judgment such action is warranted by unusual market, economic or political conditions or by abnormal circumstances of any kind, the Trust's officers may upon reasonable notice instruct the Distributor to decline to accept any orders for or make any sales of the Shares until such time as those officers deem it advisable to accept such orders and to make such sales.

      1.6 The Trust agrees to inform the Distributor from time to time of the states in which the Fund or its administrator has registered or otherwise qualified Shares for sale, and the Trust agrees at its own expense to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as the Distributor may designate.

      1.7 The Trust shall furnish from time to time, for use in connection with the sale of the Shares, such supplemental information with respect to the Funds and the Shares as Distributor may reasonably request; and the Trust warrants that the statements contained in any such supplemental information will fairly show or represent what they purport to show or represent. The Trust shall also furnish Distributor upon request with: (a) unaudited semi-annual statements of the Funds' books and accounts prepared by the Trust, and (b) from time to time such additional information regarding the Funds as the Distributor may reasonably request.


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      1.8 The Trust represents and warrants to Distributor that: (a) all registration statements, and each Prospectus, filed by the Trust with the Commission under the Securities Act and the 1940 Act shall be prepared in conformity with requirements of said Acts and rules and regulations of the Commission thereunder; (b) the registration statement and Prospectus shall contain all statements required to be stated therein in conformity with said Acts, laws and regulations and the rules and regulations of the Commission thereunder or other applicable regulatory authority, and all statements of fact contained in any such registration statement, Prospectus are true and correct in all material respects; (c) neither any registration statement nor any Prospectus nor any advertisement or sales literature includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of the Shares; (d) no portfolio securities transactions of the Funds, or commissions in connection therewith, shall be directed to any dealer by the Funds, the Adviser, or any of their respective affiliates, in connection with any fees that are not permitted by Rule 12b-1 under the 1940 Act ("Non-Rule 12b-1 Fees") payable to any dealer; (e) each Fund or the Adviser has implemented policies and procedures required by Rule 12b-1(h)(2)(ii) under the 1940 Act and has determined that the criteria used to select broker-dealers that both execute Fund portfolio transactions and promote or sell the Shares is reasonable; and (f) each Fund's Prospectus contains such disclosure with respect to fees paid and charges imposed in connection with the sale of the Shares as is necessary to comply with all laws, rules and regulations, including, without limitation, disclosure of all Non-Rule 12b-1 Fees as required by Rule 2830(l) of the NASD Conduct Rules, as well as the nature and extent of the Non-Rule 12b-1 Fees, or such Non-Rule 12b-1 fees and charges will be in compliance with the rules and regulations of the NASD, including, without limitation, Rule 2830 of the NASD Conduct Rules, as they may be amended from time to time.


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The foregoing representations and warranties shall continue throughout the term of this Agreement and be deemed to be of a continuing nature, applicable to all Shares distributed hereunder. The Distributor may, but shall not be obligated to, request from time to time such amendment or amendments to any registration statement and such supplement or supplements to any Prospectus as, in the light of future developments, may, in the opinion of the Distributor's counsel, be necessary or advisable. If the Trust shall not propose any amendment or amendments and/or supplement or supplements within [60] days after receipt by the Trust of a written request from Distributor to do so, Distributor may, at its option, terminate this Agreement, provided such request is consistent with the obligations of the Trust under any applicable laws or regulations or other agreements by which it is bound. In such case, the Distributor will be held harmless from, and indemnified by Trust for, any liability or loss resulting from the failure to implement such amendment. The Trust shall not file any amendment to any registration statement or supplement to any Prospectus without giving Distributor reasonable notice thereof in advance; provided, however, that nothing contained in this Agreement shall in any way limit the Trust's right to file at any time such amendments to any registration statement and/or supplements to any Prospectus, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.


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      1.9 The Trust authorizes the Distributor and dealers to use any then current Prospectus in the form furnished by the Trust from time to time in connection with the sale of the Shares.

      1.10 The Distributor may utilize agents in its performance of its services and, with prior notice to the Trust, appoint in writing other parties qualified to perform specific administration services reasonably acceptable to the Trust (individually, a "Sub-Agent") to carry out some or all of its responsibilities under this Agreement; provided, however, that a Sub-Agent shall be the agent of the Distributor and not the agent of the Trust, and that the Distributor shall be fully responsible for the acts of such Sub-Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of a Sub-Agent.

1.11 The Distributor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on the Distributor's part in the performance of its obligations under this Agreement, from reckless disregard by the Distributor of its obligations under this Agreement, or from the Distributor's failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder. So long as Distributor acts in good faith, with due diligence and without negligence, the Trust agrees to indemnify, defend and hold harmless the Distributor, its officers, partners, employees, subsidiaries, affiliates, and any person who controls the Distributor within the meaning of
Section 15 of the Securities Act, (collectively, "Distributor Indemnitees"), from and against any and all claims, demands, liabilities and expenses (including the reasonable cost of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) (collectively, "Claims") which the Distributor Indemnitees may incur under the Securities Act, or under common law, or otherwise, arising out of or based upon: (a) any of the following: (i) any untrue statement, or alleged untrue statement, of a material fact contained in any registration statement or


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any Prospectus, (ii) any omission, or alleged omission, to state a material fact required to be stated in any registration statement or any Prospectus or necessary to make the statements therein not misleading, or (iii) any untrue statement, or alleged untrue statement, of a material fact in any Trust-provided advertisement or sales literature, or any omission, or alleged omission, to state a material fact required to be stated therein to make the statements therein not misleading, in either case notwithstanding the exercise of reasonable care in the preparation or review thereof by the Distributor, provided, however, that the Trust's agreement to indemnify the Distributor Indemnitees pursuant to this Section 1.11 shall not be construed to cover any Claims (A) to the extent such untrue statement, alleged untrue statement, omission, or alleged omission, was furnished in writing, or omitted from the relevant writing furnished, as the case may be, to the Trust by the Distributor for use in the registration statement or in corresponding statements made in the Prospectus, advertisement or sales literature; (B) arising out of or based upon the willful misfeasance, bad faith or gross negligence of the Distributor in the performance of its obligations under this Agreement or the Distributor's reckless disregard of its obligations under this Agreement; or (C) arising out of or based upon the Distributor's failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder.


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      In the event of a Claim for which the Distributor Indemnitees may be entitled to indemnification hereunder, the Distributor shall fully and promptly advise the Trust in writing of all pertinent facts concerning such Claim, Including the identification of the parties against whom the Claim is made. The Trust will be entitled to assume the defense of any suit brought to enforce any such Claim if such defense shall be conducted by counsel of good standing chosen by the Trust and approved by the Distributor, which approval shall not be unreasonably withheld. In the event any such suit is not based solely on an alleged untrue statement, omission, or wrongful act on the Trust's part, the Distributor shall have the right to participate in the defense. In the event the Trust elects to assume the defense of any such suit and retain counsel of good standing so approved by the Distributor, the Distributor Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by any of them, but in any case where the Trust does not elect to assume the defense of any such suit or in case the Distributor reasonably withholds approval of counsel chosen by the Trust, the Trust will reimburse the Distributor Indemnitees named as defendants in such suit, for the reasonable fees and expenses of any counsel retained by them to the extent related to a Claim covered under this Section 1.11. The Trust's indemnification agreement contained in this Section 1.11 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitees, and shall survive the delivery of any Shares.


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      1.12 The Distributor agrees to indemnify, defend and hold harmless the
Trust, its officers, trustees, directors, employees, and any person who controls the Trust within the meaning of Section 15 of the Securities Act (collectively, "Trust Indemnitees"), from and against any and all Claims which the Trust Indemnitees may incur under the Securities Act or under common law or otherwise, arising out of or based upon (a) any untrue statement, or alleged untrue statement, of a material fact contained in any registration statement, Prospectus, or Trust-related advertisement or sales literature, or upon any omission, or alleged omission, to state a material fact in such materials that would be necessary to make the information therein not misleading, which untrue statement, alleged untrue statement, omission, or alleged omission, was furnished in writing, or omitted from the relevant writing furnished, as the case may be, to the Trust by the Distributor for use in the registration statement or in corresponding statements made in the Prospectus, or advertisement or sales literature; (b) the breach by the Distributor of any provision of this Agreement; (c) the willful misfeasance, bad faith or gross negligence of the Distributor in the performance of its obligations under this Agreement, or the Distributor's reckless disregard of its obligations under this Agreement, or (d) the Distributor's failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder; provided, however, that the Distributor's agreement to indemnify the Trust Indemnitees pursuant to this Section 1.12 shall not be construed to cover any Claims (A) arising out of or based upon the willful misfeasance, bad faith or gross negligence of the Trust in the performance of its obligations under this Agreement or the Trust's reckless disregard of its obligations under this Agreement; or (B) arising out of or based upon the Trust's failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder.


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      In the event of a Claim for which the Trust Indemnitees may be entitled to indemnification hereunder, the Trust shall fully and promptly advise the Distributor in writing of all pertinent facts concerning such Claim, but failure to do so in good faith shall not affect the Distributor's indemnification obligations under this Agreement except to the extent that the Distributor is materially prejudiced thereby. The Distributor will be entitled to assume the defense of any suit brought to enforce any such Claim if such defense shall be conducted by counsel of good standing chosen by the Distributor and approved by the Trust, which approval shall not be unreasonably withheld. In the event any such suit is not based solely on an alleged untrue statement, omission, or wrongful act on the Distributor's part, the Trust shall have the right to participate in the defense. In the event the Distributor elects to assume the defense of any such suit and retain counsel of good standing so approved by the Trust, the Trust Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by any of them, but in any case where the Distributor does not elect to assume the defense of any such suit or in case the Trust reasonably withholds approval of counsel chosen by the Distributor, the Distributor will reimburse the Trust Indemnitees named as defendants in such suit, for the reasonable fees and expenses of any counsel retained by them to the extent related to a Claim covered under this Section 1.12. The Distributor's indemnification agreement contained in this Section 1.12 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Trust Indemnitees, and shall survive the delivery of any Shares.


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      1.13 No Shares shall be offered by either the Distributor or the Trust under any of the provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Trust if and so long as the effectiveness of the registration statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the Securities Act or if and so long as a current Prospectus as required by Section 10(b)(2) of said Securities Act is not on file with the Commission; provided, however, that: (a) the Distributor will not be obligated to cease offering shares until it has received from the Trust written notice of such events, and
(b) nothing contained in this Section 1.13 shall in any way restrict or have an application to or bearing upon the Trust's obligation to repurchase Shares from any shareholder in accordance with the provisions of the Trust's Prospectus, Agreement and Declaration of Trust, or By-laws.

      1.14 The Trust agrees to advise the Distributor as soon as reasonably practical by a notice in writing delivered to the Distributor:

            (a) of any request by the Commission for amendments to the registration statement or Prospectus then in effect or for additional information;

            (b) in the event of the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or Prospectus then in effect or the initiation by service of process on the Trust of any proceeding for that purpose;

            (c) of the happening of any event that makes untrue any statement of a material fact made in the registration statement or Prospectus then in effect or which requires the making of a change in such registration statement or Prospectus in order to make the statements therein not misleading; and


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            (d)   of any other event which could reasonably be expected to have a material adverse impact upon the offering of Shares or the Distributor's provision of services under this Agreement.

      For purposes of this section, informal requests by or acts of the Staff of the Commission shall not be deemed actions of or requests by the Commission unless they would reasonably be expected to have a material negative impact upon the offering of Shares.

      1.15 During any period for which a party other than Distributor or one of its affiliates acts as any Fund's transfer agent ("Transfer Agent"), the following provisions shall apply:

      (a) The Trust shall ensure that the Transfer Agent complies with all requirements of law and all provisions of Dealer Agreements that are applicable to the Transfer Agent or the services provided by Transfer Agent, or that are within the control of the Transfer Agent, including without limitation laws and Dealer Agreement provisions with respect to: (i) providing shareholder account data to the dealer or other third parties; (ii) facilitating the transfer of Shares held directly with the Transfer Agent; (iii) indemnifying a dealer against claims to which the dealer may become subject insofar as any Claim arises out of or is based on any error or alleged error made in the calculation of any Fund's net asset value per Share, to the extent that the Transfer Agent is responsible for such error or alleged error; (iv) providing to Distributor such information required by Distributor to facilitate payment of Rule 12b-1


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fees to dealers in a timely and accurate manner; (v) transmitting purchase and redemption orders for Shares through the NSCC Fund/SERV system ("Fund/SERV") or in certain circumstances through such other means; (vi) making payment for purchases and redemptions of Shares on the settlement date and as otherwise required by the dealer through Fund/SERV; (vii) notifying the dealer whenever an error is made in the calculation of any Fund's net asset value; (viii) rejecting transactions in Shares originating in states or jurisdictions in which the Fund shares are not qualified for sale; and (ix) complying with applicable escheatment requirements.

      (b) The Trust will ensure that the Transfer Agent provides to Distributor at least quarterly (or more frequently to the extent required by law applicable to the Distributor) certifications of the Transfer Agent in a form reasonably acceptable to the Distributor with respect to the Funds' compliance with anti-money laundering laws, sales caps, breakpoints, and such other certifications as Distributor shall reasonably request from time to time.

      1.16 The Trust will ensure that any service provider to the Trust and/or the Funds other than Distributor or one of its affiliates provides to Distributor such cooperation and information as the Distributor shall reasonably request from time to time, including, without limitation, information to facilitate the Distributor's compliance with federal securities laws, as defined within Rule 38a-1(e)(1) under the 1940 Act..


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      1.17 NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY,
UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR SIMILAR DAMAGES, INCLUDING LOST REVENUE, LOST PROFITS OR LOST OR DAMAGED DATA, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES.

2. Fees.

      2.1 Attached as Schedule B to this Agreement are all plans of distribution under Rule 12b-1 under the 1940 Act approved by the Funds and in effect (collectively, the "Distribution Plan"). The Funds will deliver to Distributor promptly after any changes thereto updated copies of the Distribution Plan. For its services under this Agreement, the Distributor shall be compensated and reimbursed for its expenses as set forth on Schedules C and D to this Agreement. If the Funds have a Distribution Plan that permits and authorizes them to compensate and reimburse the Distributor and required Board approvals have been given, then the Funds shall be responsible for all such compensation and reimbursements or such portions of it as have been permitted and authorized under the Distribution Plan. It is contemplated by the Distributor that the Adviser shall compensate and reimburse the Distributor for its provision to the Funds of any distribution services for which the Funds are not authorized to compensate and reimburse the Distributor., provided that such compensation and reimbursements have been mutually agreed to in writing between the Advisor and the Distributor prior to the provision of such distribution services.


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      2.2 In the event that the Distributor is requested or authorized by the
Trust or is required by governmental regulation, summons, subpoena, investigation, examination or other legal or regulatory process to produce documents or personnel with respect to services provided by the Distributor to the Trust or any Fund, the Trust will, so long as the Distributor is not the subject of the investigation or proceeding in which the information is sought, pay the Distributor for its professional time (at its standard reasonable billing rates) and reimburse the Distributor for its reasonable out-of-pocket expenses (including reasonable attorneys fees) incurred in responding to such requests or requirements.

      2.3 In the event that the Trust is requested or authorized by the Distributor or is required by governmental regulation, summons, subpoena, investigation, examination or other legal or regulatory process to produce documents or personnel with respect to services rendered by the Distributor to the Trust or any Fund, the Distributor will, so long as the Trust is not the subject of the investigation or proceeding in which the information is sought, pay the Trust for its professional time (at its standard billing rates) and reimburse the Trust for its out-of-pocket expenses (including reasonable attorneys fees) incurred in responding to such requests or requirements.

      2.4 If (i) the Distributor properly receives fees from the Funds under the Distribution Plan, other than for services rendered or expenses incurred, that the Distributor is not obligated to pay to third party broker-dealers, plan administrators or others ("Retained Fees"), and (ii) the Funds have authority under the Distribution Plan to pay for some or all of the Distributor's services under this Agreement ("Permitted Services"), then all of the Retained Fees will


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either be (a) returned to the funds and/or (b) credited against the compensation payable by the funds to the Distributor for Permitted Services; provided, however, that in no event shall any Retained Fees be applied in a manner that results in a reductioin of any obligation of the Adviser to compensate the Distributor for services under this Distribution Agreement.

3. Sale and Payment.

      3.1 Shares of a Fund may be subject to a sales load and may be subject to the imposition of a distribution fee pursuant to the Distribution Plan referred to above. To the extent that Shares of a Fund are sold at an offering price which includes a sales load or subject to a contingent deferred sales load with respect to certain redemptions (either within a single class of Shares or pursuant to two or more classes of Shares), such Shares shall hereinafter be referred to collectively as "Load Shares" (and in the case of Shares that are sold with a front-end sales load, "Front-end Load Shares", or Shares that are sold subject to a contingent deferred sales load, "CDSL Shares"). It is specifically understood and agreed that redemption fees payable by frequent traders to the Fund to compensate for the expenses of trading activity do not represent a contingent deferred sales load. Funds that issue Front-End Load Shares shall hereinafter be referred to collectively as "Front-End Load Funds." Funds that issue CDSL Shares shall hereinafter be referred to collectively as "CDSL Funds." Front-end Load Funds and CDSL Funds may individually or collectively be referred as "Load Funds." Under this Agreement, the following provisions shall apply with respect to the sale of, and payment for, Load Shares.


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      3.2 The Distributor shall have the right to offer Load Shares at their net asset value and to sell such Load Shares to the public against orders therefor at the applicable public offering price, as defined in Section 4 hereof. The Distributor shall also have the right to sell Load Shares to dealers against orders therefor at the public offering price less a concession determined by the Distributor, which concession shall not exceed the amount of the sales charge or underwriting discount, if any, referred to in Section 4 below.

      3.3 Prior to the time of delivery of any Load Shares by a Load Fund to, or on the order of, the Distributor, the Distributor shall pay or cause to be paid to the Load Fund or to its order an amount in same-day funds equal to the applicable net asset value of such Shares. The Distributor may retain so much of any sales charge or underwriting discount as is not allowed by the Distributor as a concession to dealers.

      3.4 With respect to CDSL Funds, the following provisions shall be applicable:

            (a) The Distributor shall be entitled to receive all contingent deferred sales load charges, 12b-1 payments and all distribution and service fees set forth in the Distribution Plan adopted by a CDSL Fund (collectively, the "CDSL Payments") with respect to CDSL Shares. The Distributor may assign or sell to a third party (a "CDSL Financing Entity") all or a part of the CDSL Payments on CDSL Shares that the Distributor is entitled to receive under this Agreement. The Distributor's right to the CDSL Payments on such CDSL Shares, if assigned or sold to a CDSL Financing Entity, shall continue after termination of this Agreement.


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            (b) Unless the Distributor is legally entitled to receive such fees as the financing entity, the right to receive all CDSL Payments in respect of periods subsequent to the termination of this Agreement shall terminate upon termination of this Agreement. In the event Distributor assigns or sells all or a part of the CDSL Payments to a CDSL Financing Entity and this Agreement is subsequently terminated, Distributor shall have no obligation to assist the CDSL Financing Entity in connection with such CDSL Financing Entity's right to receive such CDSL Payments subsequent to such termination.

            (c) The Distributor shall not be required to offer or sell CDSL Shares of a CDSL Fund unless and until it has received a binding commitment (a "Commitment") from the Trust or a CDSL Financing Entity satisfactory to the Distributor, which Commitment shall cover all initial and ongoing expenses and fees related to the offer and sale of such CDSL Shares including, but not limited to, dealer reallowances, financing commitment fees, and legal fees. If at any time during the term of this Agreement the then-current CDSL financing is terminated through no fault of the Distributor, the Distributor shall have the right to immediately cease offering or selling CDSL Shares until substitute financing becomes effective.

            (d) The Distributor and the Trust hereby agree that the terms and conditions set forth herein regarding the offer and sale of CDSL Shares may be amended upon approval of both parties in order to comply with the terms and conditions of any agreement with a CDSL Financing Entity to finance the costs for the offer and sale of CDSL Shares so long as such terms and conditions are in compliance with the Distribution Plan.


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4. Public Offering Price.

      The public offering price of a Load Share shall be the net asset value of such Load Share next determined, plus any applicable sales charge, all as set forth in the current Prospectus of the Load Fund. The net asset value of Load Shares shall be determined in accordance with the then-current Prospectus of the Load Fund.

5. Issuance of Shares.

      The Trust reserves the right to issue, transfer or sell Load Shares at net asset values (a) in connection with the merger or consolidation of the Trust or the Load Fund(s) with any other investment company or the acquisition by the Trust or the Load Fund(s) of all or substantially all of the assets or of the outstanding Shares of any other investment company; (b) in connection with a pro rata distribution directly to the holders of Shares in the nature of a stock dividend or split; (c) upon the exercise of subscription rights granted to the holders of Shares on a pro rata basis; (d) in connection with the issuance of Load Shares pursuant to any exchange and reinvestment privileges described in any then-current Prospectus of the Load Fund; and (e) otherwise in accordance with any then-current Prospectus of the Load Fund.

6. Term, Duration and Termination.

      This Agreement shall become effective with respect to each Fund as of the date first written above (the "Effective Date") (or, if a particular Fund is not in existence on such date, on the earlier of the date an amendment to Schedule A to this Agreement relating to that Fund is executed or the Distributor begins providing services under this Agreement with respect to such Fund) and, unless sooner terminated as provided herein, shall continue for a two year period following the Effective Date. Thereafter, if not terminated, this Agreement shall continue with respect to a particular Fund automatically for successive one-year terms, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting for the purpose of voting on such approval and (b) by the vote of the Board or the vote of a majority of the outstanding voting securities of such Fund. This Agreement is terminable without penalty with 60 days' prior written notice, by the Board, by vote of a majority of the outstanding voting securities of the Trust, or by the Distributor. This Agreement will also terminate automatically in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the same meaning as ascribed to such terms in the 1940 Act.)

7. Privacy.

      Nonpublic personal financial information relating to consumers or customers of the Funds provided by, or at the direction of, the Trust to the Distributor, or collected or retained by the Distributor to perform its obligations as distributor, shall be considered confidential information. The Distributor shall not disclose or otherwise use any nonpublic personal financial information relating to present or former shareholders of the Funds other than for the purposes for which that information was disclosed to the Distributor, including use under an exception in Rules 13, 14 or 15 of Securities and Exchange Commission Regulation S-P in the ordinary course of business to carry out those purposes. The Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Funds. The Trust represents to the Distributor that it has adopted a Statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide the Distributor with a copy of that statement annually.

8. Anti-Money Laundering Compliance.

      8.1 Each of Distributor and the Trust acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts"), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects. The Distributor shall also provide written notice to each person or entity with which it entered an agreement prior to the date hereof with respect to sale of the Trust's Shares, such notice informing such person of anti-money laundering compliance obligations applicable to financial institutions under applicable laws and, consequently, under applicable contractual provisions requiring compliance with laws.

      8.2 The Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by the Distributor with any dealer that is authorized to effect transactions in Shares of the Trust.

      8.3 Each of Distributor and the Trust agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto ("AML Operations"). Distributor undertakes that it will grant to the Trust, the Trust's anti-money laundering compliance officer and regulatory agencies, reasonable access to copies of Distributor's AML Operations, books and records pertaining to the Trust only. It is expressly understood and agreed that the Trust and the Trust's compliance officer shall have no access to any of Distributor's AML Operations, books or records pertaining to other clients of Distributor.

9. Notices.

      Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail, or by nationally recognized overnight courier, to the party required to be served with such notice at the following address: if to the Trust, to it at 5847 San Felipe #850, Houston, Texas 77057, Attention:
President with a copy to Fund Counsel at Rabil & Ropka, 215 Fries Mill Road, Turnersville, New Jersey 08012; and if to Distributor, to it at 100 Summer Street, Boston, Massachusetts 02110, Attention: Broker Dealer Chief Compliance Officer, with a copy to BISYS Distribution Services, 3435 Stelzer Road, Columbus, Ohio 43219, Attention: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

10. Confidentiality.

      During the term of this Agreement, the Distributor and the Trust may have access to confidential information relating to such matters as either party's business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, "Confidential Information" means information belonging to the Distributor or the Trust which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known without breach of this Agreement, (ii) the information is disclosed to the other party by a third party not under an obligation of confidentiality to the party whose Confidential Information is at issue of which the party receiving the information should reasonably be aware, or (iii) the information is independently developed by a party without reference to the other's Confidential Information. Each party will protect the other's Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party's Confidential Information other than in connection with its obligations hereunder. Notwithstanding the foregoing, a party may disclose the other's Confidential Information if (i) required by law, regulation or legal process or if requested by any Agency; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of
(i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicably and cooperate with the other party (at such other party's expense) in any efforts to prevent such disclosure.

10. Governing Law .

      This Agreement shall be construed in accordance with the laws of the State of Texas, , and the applicable provisions of the 1940 Act.

11. Prior Agreements.

      This Agreement constitutes the complete agreement of the parties as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered by this Agreement.

12. Amendments.

      No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

13. Matters Relating to the Trust as a Massachusetts Business Trust.

      It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the property of the Trust. The execution and delivery of this Agreement have been authorized by the Distributor and Trust, and this Agreement has been signed and delivered by authorized officers of the Distributor and Trust, acting as such, and neither such authorization by the Distributor or Trust nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the property of the Distributor or Trust.

                                   * * * * * *

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

COMMONWEALTH INTERNATIONAL
SERIES TRUST

By:
    -----------------------------------
Name:  Robert Scharar
Title:   President


BISYS Fund Services Limited Partnership

By:  BISYS Fund Services, Inc.,
its General Partner

By:
    -----------------------------------
Name:
Title:

                                   SCHEDULE A

                                      FUNDS

Commonwealth Japan Fund

Commonwealth Australia/New Zealand Fund

Commonwealth Global Fund

Commonwealth Real Estate Securities Fund

                                   SCHEDULE B

                                DISTRIBUTION PLAN

[Trust to insert copies]

                                   SCHEDULE C

                         COMPENSATION OF THE DISTRIBUTOR

1. BASIC DISTRIBUTION SERVICES. For providing the distribution entity and related infrastructure and platform, including requisite registrations and qualifications, premises, personnel, compliance, ordinary Board meeting preparation, maintenance of selling agreements, clearance of advertising and sales literature with regulators, filing appropriate documentation for advisory representatives to qualify as registered representatives of the Distributor (provided that the Adviser is solely responsible for its representatives' meeting examination requirements) and their related registrations and fees, ordinary supervisory services, overhead, and Financial Research Corporation's Mutual Fund Views on the News and Monitor publications, the Distributor shall receive an annual fee of $20,000, billed monthly

2. SPECIAL DISTRIBUTION SERVICES. For special distribution services, including those set forth on Schedule D to this Agreement, such as additional personnel, registrations, marketing services, printing and fulfillment, website services, proprietary distribution expertise for particular circumstances, and any other services in addition to the basic distribution services covered by Paragraph 1 above, the Distributor shall be reimbursed promptly upon invoicing its expenses for such services, including: (a) all costs to support additional personnel; (b) regulatory fees including NASD CRD costs associated with marketing materials; and (c) printing, postage and fulfillment costs, and (d) amounts payable under additional agreements to which Distributor is a party.

3. SPECIAL CONDUIT SITUATIONS. If the Distribution Plan, or any other Fund plans of distribution under Rule 12b-1 that contemplate up front and/or recurring commission and/or service payments to broker dealers, retirement plan administrators or others by the Distributor with respect to back-end loads, level loads, or otherwise, unless expressly agreed otherwise in writing between the parties, all such payments shall be made to the Distributor, which shall act as a conduit for making such payments to such broker-dealers, retirement plan administrators or others.

4. OTHER PAYMENTS BY THE DISTRIBUTOR. If the Distributor is required to make any payments to third parties in respect of distribution, which payments are contemplated by the parties to this Agreement or otherwise arise in the ordinary course of business, the Distributor shall be promptly reimbursed for such payments upon invoicing them.

5. FEE ADJUSTMENTS. The fixed fees and other fees expressed as stated dollar amounts in this Schedule C and in this Agreement are subject to annual increases, commencing on the one-year anniversary date of the date of this Agreement, in an amount equal to the percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled "All Services Less Rent or Shelter," or a similar index should such index no longer be published, since such one-year anniversary or since the date of the last fee increase, as applicable.

                                   SCHEDULE D

                     SPECIAL DISTRIBUTION SERVICES AND FEES

------------------------------------------------------------------------------------------------------------------------------------
Services                                                              Fees
------------------------------------------------------------------------------------------------------------------------------------
1. Wholesaling Personnel Services                                     Wholesaling Personnel Services Fees

Wholesaling Personnel may be external wholesalers and/or internal     For each individual constituting the Wholesaling Personnel
wholesalers.                                                          employed by the Distributor pursuant to this Agreement, the
                                                                      Distributor shall receive annually an amount equal to the sum
Services include soliciting support of the Funds with selling         of:
broker dealers; participating in promotional meetings,
presentations, conferences and other and forums; identifying high     (i) all compensation paid annually by the Distributor to the
potential personnel of the Adviser and selling broker dealers;        employee attributable to services rendered to the Trust; plus and assisting with mail solicitations and literature fulfillment.

                                                                      (ii) a management oversight fee equal to:

                                                                            (a)   if one to four Wholesaling Personnel are
                                                                                  employed, 30% of the salary compensation and
                                                                                  5% of the bonus or commission compensation,
                                                                                  or

                                                                            (b)   if five or more Wholesaling Personnel are
                                                                                  employed, 25% of the salary compensation and
                                                                                  5% of the bonus or commission compensation;

                                                                      plus
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                      (iii) 18% of the total compensation (covering costs of the
                                                                      Distributor's employee benefits that are provided by the
                                                                      Distributor) to the extent related directly to services
                                                                      rendered to the Trust.

                                                                      In addition, the Distributor shall be reimbursed for all
                                                                      related costs to support, educate and train and maintain
                                                                      compliance oversight of Wholesaling Personnel and other
                                                                      personnel such as sales management, marketing and
                                                                      performance reporting personnel (including time and
                                                                      expenses, continuing education, seminars, rent, supplies,
                                                                      phone, computers, firm element, license, registration)

                                                                      Upon any termination of Wholesaling Personnel at the request of the Funds or upon termination of this Agreement by the
                                                                      Funds for any reason other than cause, the Distributor will be reimbursed its severance costs with respect to such
                                                                      terminated Wholesaling Personnel.

------------------------------------------------------------------------------------------------------------------------------------
2.  Marketing and Related Services                                    Marketing and Related Services Fees

Marketing Execution: services include identification and              Marketing Execution: Quote available upon request.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
development of appropriate marketing and communications programs,
projects and other initiatives; collaboration on initiating,          Performance Reporting
researching, developing, and delivering appropriate sales and
marketing materials; and management of marketing and advertising            Monthly Reports
projects.
                                                                            Monthly Updating and Typesetting -- $850 - $1,000 per
Performance Reporting: services include creation of templates for           sheet per month (for an All-in-One style report)
monthly fact sheets and quarterly fact sheets; populating
templates with performance data obtained from third parties; and            Initial Design and Setup (1-time charge) -- $500 per
coordinating steps needed for final printing and distribution.              sheet

Creative Communication and Editorial Services: services include             Quarterly Reports
preparing drafts of textual commentary and management discussion
and analysis for annual; and semi-annual reports, including                 Quarterly Updating and Typesetting -- $300 - $350 per
portfolio manager interviews; providing creative design and                 Fund sheet per Share Class per quarter
direction; and coordinating production, including typesetting
(initial composition and changes to composition), charts and                Initial Design and Setup per Fund sheet (1-time charge)
ancillary items.                                                            -- $500 per Fund sheet

Production Timing:                                                          Annual & Semi-Annual Reports

o     No timing guarantees can be made for completion of monthly            Coordination:
      and quarterly fact sheets where any of the information
      needed to produce the reports is generated by service           o     $3,000 Initial Fee (includes Chairman's Letter and
      providers other than the Distributor. However, a basic                1st Fund)
      estimate of turnaround time may be given based upon when
      the unit receives all necessary data in good order. Under       o     $500 for each additional Fund
      normal conditions, the Performance Reporting unit expects
      to make proofs ready for review (either printed or                    NOTE: The above charges do not include the
      electronic PDF format) by the 4th business day after the              typesetting, printing, shipping, fulfillment,
      final piece of data is received. If compliance review is              Edgar filing or quick-turnaround charges that may
      necessary (e.g., when Morningstar ratings data is used) an            be incurred from the financial printer. The above
      additional 2 days may be required for review.                         fees are for coordinating the project only.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
o     Printing turnaround (once the factsheets are signed-off by            Creative Communication and Editorial Services
      the client) is usually approximately 4-5 calendar days with
      most jobs shipping by the 5th day.                                    Quote available upon request.

o If requested, final electronic PDF files may be generated and e-mailed on the day the job is signed-off on by the client. These PDFs may be distributed and printed as necessary until the final printed pieces arrive.

------------------------------------------------------------------------------------------------------------------------------------
3.  FRC Services FRC's program components include:                    FRC Services Fees

-Market Analytics Publications                                        Market Analytics Publications: Quote available upon request.

-Advanced Research Publications                                       Advanced Research Publications:

-Analyst Support

-SME Direct Access
------------------------------------------------------------------------------------------------------------------------------------


                           35

------------------------------------------------------------------------------------------------------------------------------------
The Trust acknowledges that certain FRC publications may be           o     Topic Briefs
provided only to parties that have entered into a written
agreement or addendum that sets forth the terms of use of such        o     FRC Focus (typical cost is approximately $1,500)
publications and the associated fee.  The Trust will notify the
Distributor whether the Trust or the Adviser or both will enter             White Papers - FRC Vision (typical cost is approximately
into such an agreement or addendum.  The Trust acknowledges that            $2,500)
if only one of the Trust or the Adviser enters into such
agreement or addendum, the other party will be prohibited from        o     Research Studies (costs vary, however typically
receiving or using such publications.                                       range between $3,500 and $12,500)

                                                                      Analyst Support: Quote available upon request

                                                                      SME Direct Access: Quote available upon request

                                                                      Other FRC Fees:

                                                                      o     All subsequent content and support hours may be
                                                                            purchased at a 20% discount from standard pricing.
------------------------------------------------------------------------------------------------------------------------------------

Expenses Applicable to Distribution Services

Except as expressly set forth above, out-of-pocket expenses incurred by Distributor in the performance of its services under this Agreement are not included in the above fees. Such out-of-pocket expenses, which shall be paid by the Trust in so much as they are attributable to the Trust, may include, without limitation

o     reasonable travel and entertainment costs;

o expenses incurred by the Distributor in qualifying, registering and maintaining the registration of the Distributor and each individual comprising Wholesaling Personnel as a registered representative of the Distributor under applicable federal and state laws and rules of the NASD, e.g., CRD fees and state fees;

o     Sponsorships, Promotions, Sales Incentives;

o any and all compensation to be paid to a third party as paying agent for distribution activities (platform fees, finders fees, sub-TA fees, 12b-1 pass thru, commissions, etc.);

o costs and expenses incurred for telephone service, photocopying and office supplies;

o     advertising costs;

o costs for printing, paper stock and costs of other materials, electronic transmission, courier, talent utilized in sales materials (e.g. models), design output, photostats, photography, and illustrations;

o     packaging, shipping, postage, and photocopies;

o taxes that are paid or payable by the Distributor or its affiliates in connection with its services hereunder, other than taxes customarily and actually imposed upon the income that the Distributor receives hereunder; and

o amounts paid to the NASD based on Distributor's revenue and/or the number of Distributor's registered representatives attributable to the Trust.


                                       37